Exhibit 99.1

Serina Therapeutics Secures up to $30 Million in Private Placement to Advance Registrational Trial of SER-252 for Advanced Parkinson’s Disease

- First tranche of $15 million expected to close on March 20, 2026; second tranche of up to $15 million available, for up to $30 million in total proceeds from the sale of common stock and pre-funded warrants priced at $2.25 per share, representing a 68% premium to the March 17, 2026 closing price–

- Financing includes 50% warrant coverage priced at $5 per share, representing a 273% premium to market, if exercised would raise up to an additional $33.3 million, extending runway into 2H 2027 -

- Proceeds to support ongoing single-ascending dose (SAD) registrational study arm under 505(b)(2) NDA pathway –

HUNTSVILLE, AL, March 18, 2026 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, announced today that it has entered into definitive agreements for the private placement of common stock and pre-funded warrants raising $15 million in gross proceeds. This first tranche is expected to close on March 20, 2026. A second funding tranche of up to an additional $15 million is anticipated to close on or before April 30, 2026. The financing structure includes 50% warrant coverage with additional potential proceeds of up to $33.3 million from the future exercise of warrants. The transaction is led by Greg Bailey, M.D., a current Board Director who will assume the role of Co-Chairman of the Board of Directors.

“With the first patient dosed in our registrational trial and a clear 505(b)(2) pathway aligned with the FDA, this financing positions Serina to execute on the most value-creating milestones in the Company’s history,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “We are pleased to welcome Greg into the expanded role of Co-Chairman, where his deep experience and commitment to SER-252 and the broader platform will be a continued asset as we advance through the clinic and build the Company. The milestone-gated structure of this financing aligns our capital deployment with trial progress and preserves our flexibility to access additional strategic and non-dilutive funding. We remain laser-focused on generating the clinical data that will demonstrate the potential of SER-252 to transform the treatment of advanced Parkinson’s disease.”

“I have often found that the most compelling opportunities are those that others initially overlook but that ultimately unlock significant therapeutic value,” said Greg Bailey, M.D., Board Member of Serina Therapeutics and Co-Founder and Executive Chairman of Juvenescence. “Serina’s POZ technology has the potential to improve the safety and pharmacokinetic profile of drugs that have historically been constrained by side effects, opening the door to a portfolio of optimized medicines. With recent FDA feedback confirming a clear and capital-efficient 505(b)(2) regulatory pathway for SER-252, the Company now has a well-defined route toward registration. I am pleased to lead this financing and to partner with Simba Gill as Co-Chair to support Serina through its next phase of development. SER-252 has the potential to become a best-in-class therapy for the approximately 250,000 advanced Parkinson’s patients in the U.S. and Europe whose symptoms remain inadequately controlled by current treatments.”

Greg Bailey, M.D., will serve as Co-Chairman of the Board of Directors of Serina Therapeutics, alongside Simba Gill, Ph.D. Dr. Bailey is a physician-scientist, biotechnology investor, and company builder with a long track record of identifying and backing breakthrough life sciences companies that have gone on to generate billions of dollars in shareholder value.

He was a board director and early investor in Biohaven Ltd., which was acquired by Pfizer in 2022 for approximately $11.6 billion, and in Medivation, the oncology company acquired by Pfizer in 2016 for $14 billion following the success of its prostate cancer therapy Xtandi. These transactions represent two of the most significant biotechnology exits of the past decade.

Across his investment and advisory roles, Dr. Bailey has supported the development and financing of numerous biotechnology companies across neurology, oncology, and rare diseases, bringing deep experience in clinical strategy, capital formation, and value creation in the public markets. Dr. Bailey received his M.D. from the University of Western Ontario before transitioning from clinical medicine to biotechnology investing and company building.

Under the terms of the agreements, Serina is selling shares of common stock at a purchase price of $2.25 per share (the "Per Share Purchase Price") and pre-funded warrants to purchase common stock at a purchase price equal to the Per Share Purchase Price minus the pre-funded warrant exercise price of $0.0001, with each common share or pre-funded warrant accompanied by a warrant to purchase one-half share of common stock at an exercise price of $5.00 per share. The warrants have a four-year term from issuance and are callable by the Company upon the earlier of (i) 30 days following the dosing of the first patient in Cohort 2 of the SER‑252 Phase 1b SAD study, or (ii) September 30, 2026, in each case subject to the Company’s share price exceeding $10.00 per share on the relevant date or thereafter. The first tranche representing a minimum of $15 million is expected to close on March 20, 2026. A second tranche of up to an additional $15 million is available for closing on or before April 30, 2026, subject to the satisfaction of customary closing conditions. The warrants related to the first tranche funding, if fully exercised, would provide additional gross cash proceeds of $16.7 million. In connection with the closing of the private placement, the Senior Unsecured Convertible Promissory Note entered into by Serina on September 9, 2025 (the "Existing Note"), was amended to eliminate rights and obligations with respect to additional funding under the Existing Note.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

SER-252 Registrational Study Overview and Clinical Milestones
The SER-252 Phase 1b registrational study is designed to evaluate the safety, tolerability, pharmacokinetics, and preliminary efficacy of SER-252 in patients with advanced Parkinson’s disease whose symptoms are inadequately controlled by current standard-of-care therapies. Initial dosing is underway at clinical sites in Australia, where Serina has established strong investigator relationships to support efficient trial execution. The study will enroll patients across sites in Australia and the United States, with dose escalation overseen by an independent Safety Review Committee.

Serina expects that a blinded review of safety and tolerability data from Cohort 1 will support advancement to Cohort 2 in the third quarter of 2026. The Company is targeting topline results from the single-ascending dose (SAD) study arm in the first half of 2027.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina's POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

About the POZ Platform™
Serina's proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina's POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina's product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina's POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina's POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About SER-252 (POZ-apomorphine)
SER-252 is an investigational apomorphine therapy developed with Serina's POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson's disease. Preclinical studies support the potential of SER-252 to provide CDS without skin reactions. For more information, please visit https://serinatx.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of federal securities laws. All statements that are not historical fact, including statements about Serina's planned clinical programs, including timing for patient enrollment and dosing, the potential of Serina's POZ polymer technology, and the Company's ability to advance its clinical trial, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management's current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.

Actual results may differ materially from those projected in such statements due to a variety of important factors including, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina's ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product's benefits outweigh its known risks and determination of the product's efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2024, and the company's other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630